Prospectus Supplement

(To prospectus dated January 6, 2012 and prospectus supplements dated March 7, 2012, May 15, 2012, August 13, 2012 and December 20, 2012)

Pioneer Financial Services, Inc. $50,000,000 Investment Notes Minimum Investment of $10,000 Rate Supplement

	Interest Paid or Compounded Annually
Term	Principal Amounts and IRA Amounts of $10,000 - $24,999	Principal Amounts and IRA Amounts of $25,000- $99,999
12 months	1.00%	2.00%
24 months	2.00%	3.00%
36 months	3.00%	4.00%
60 months	4.50%	5.50%
84 months	5.50%	6.50%
120 months	6.50%	7.50%

Notes are offered in principal amounts of $10,000 or more. Interest rates on Notes in a principal amount equal to or in excess of $100,000 will be negotiated on a case-by-case basis based upon our financial requirements, the term of the investment and prevailing interest rates.

Rates are valid from Jan 1, 2013 until March 31, 2013.

Holders of Notes may elect to receive monthly interest payments in return for a 1/2% reduction in the interest rate of the Note.

An offer may only be made by the prospectus dated January 6, 2012, delivered in connection with this prospectus supplement dated December 28, 2012. See “Risk Factors” beginning on page 6 of the prospectus for certain factors you should consider before buying the Notes.

You may obtain an additional copy of the prospectus dated January 6, 2012 free of charge from Pioneer Financial Services, Inc. by calling 800-336-5141.

Notes represent unsecured, subordinated obligations of Pioneer Financial Services, Inc. and are not insured or guaranteed by the FDIC, any other governmental or private insurance fund, or any other entity.

	Price to Public	Underwriting Discount and Commission	Proceeds to Company
Per Note	100%	None	100%
Total	100%	None	$50,000,000	(1)

(1) Before deduction of expenses

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus.  Any representation of the contrary is a criminal offense.

The date of this prospectus supplement is December 28, 2012

Pioneer Financial Services, Inc. 4700 Belleview Avenue, Suite 300 Kansas City, Missouri 64112 816-756-2020 or 800-336-5141